Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BBX Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
July 10, 2014